AMENDED AND RESTATED VOTING AGREEMENT

This Amended and Restated Voting Agreement (this “Agreement”) is made and entered into as of April 17, 2009, (the “Effective Date”) by and among Energy Power and Solutions, Inc., a California corporation (the “Company”), the parties listed on Exhibit A attached hereto (the “Investors”) and the shareholders listed on Exhibit B attached hereto (the “Shareholders”).  The Investors and the Shareholders are sometimes hereinafter collectively referred to as the “Holders.”

WHEREAS, on November 30, 2007, certain of the Investors purchased from the Company shares of its Series A Preferred Stock (“Series A Stock”) on the terms and conditions set forth in that certain Series A Preferred Stock Purchase Agreement among the Company and certain Investors (the “Series A Purchase Agreement”).  Such Investors are referred to as “Prior Investors.”

WHEREAS, concurrently herewith, the Prior Investors and the new Investors are purchasing from the Company shares of its Series B Preferred Stock (“Series B Stock,” and collectively with the Series A Stock, the “Preferred Stock”) on the terms and conditions set forth in that certain Series B Preferred Stock Purchase Agreement, dated of even date herewith, among the Company and the Investors, as amended from time to time (the “Series B Purchase Agreement,” and collectively with the Series A Purchase Agreement, the “Purchase Agreements”); and

WHEREAS, as an inducement to the Investors to purchase the Series B Stock pursuant to the Series B Purchase Agreement, the Investors, the Shareholders and the Company desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of the Company’s capital stock held by them will be voted in any election of directors of the Company and on certain other matters.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants made herein, the parties hereto agree as follows:

1.           CAPITAL STOCK.  The Holders expressly agree that the terms and restrictions of this Agreement shall apply to all shares of capital stock (including, but without limitation, all classes of common, preferred, voting and nonvoting capital stock) of the Company which any of them now owns or hereafter acquires by any means, including without limitation by purchase, assignment, conversion of convertible securities or operation of law, or as a result of any stock dividend, stock split, reorganization, reclassification, whether voluntary or involuntary, or other similar transaction, and to any shares of capital stock of any successor in interest of the Company, whether by sale, merger, consolidation or other similar transaction, or by purchase, assignment or operation of law (the “Company Stock”).

2.           ELECTION OF BOARD OF DIRECTORS.

2.1            Size of Board of Directors.  During the term of this Agreement, each Holder, in his/her/its capacity as a shareholder, agrees to vote all Company Stock now or hereafter directly or indirectly owned (of record or beneficially) by such Holder to maintain the authorized number of members of the Board at five (5) directors.

2.2            Voting; Board Composition.  During the term of this Agreement, each Holder agrees to vote (or consent pursuant to an action by written consent of the shareholders of the Company), in any election of directors, all Company Stock now or hereafter directly or indirectly owned of record or beneficially by such Holder, or to cause such shares of Company Stock to be voted, in such manner as may be necessary to elect (and maintain in office) as members of the Company’s Board of Directors (the “Board”), the following five (5) individuals:

(a)           four (4) individuals designated from time to time in a writing delivered to the Company and signed by a duly authorized representative of the holders of a majority of the then issued and outstanding shares Preferred Stock (voting together as a single class), (i) one (1) of whom shall be designated by Altira Technology Fund V L.P. (“Altira”) for so long as Altira and its Affiliates continue to own beneficially at least ten percent (10%) of the shares of Preferred Stock (on an as-converted to Common Stock basis) that Altira and its Affiliates own on the date of this Agreement, (ii) one (1) of whom shall be designated by NGEN II, L.P. (“NGEN”) for so long as NGEN and its Affiliates continue to own beneficially at least ten percent (10%) of the shares of Preferred Stock (on an as-converted to Common Stock basis) that NGEN and its Affiliates own on the date of this Agreement, (iii) one (1) of whom shall be designated by Robeco Institutional Asset Management B.V. or its Affiliate (“Robeco”) for so long as Robeco and its Affiliates continue to own beneficially at least ten percent (10%) of the shares of Preferred Stock (on an as-converted to Common Stock basis) that Robeco and its Affiliates own on the date of this Agreement (collectively, the Altira, NGEN and Robeco designees shall be referred to as the “Preferred Designees”); and (iv) one (1) individual who meets the current standards for “independence” set forth in the Nasdaq Marketplace Rules (the “Independent Designee”).

(b)           one individual designated from time to time in a writing delivered to the Company and signed by a duly authorized representative of the holders of at least a majority of the then issued and outstanding shares of Common Stock (excluding for this purpose any shares of Common Stock issued upon exercise of the conversion rights of the Preferred Stock), voting together as a single class, who is the Corporation’s then-current Chief Executive Officer (the “Common Designee”); provided, however, that in the event that the then-current Chief Executive Officer owns less than 1.0% of the outstanding shares of capital stock of the Company on a fully diluted basis, the Common Designee shall be an individual who owns at least 1.0% of the outstanding shares of capital stock of the Company on a fully diluted basis.

2.3            Initial Board Members; Board Observers.  The initial Altira designee will be Jim Newell; the initial NGEN designee will be Steven Parry; the initial Robeco designee will be Rhea Hamilton; the initial Common Designee will be Jay Zoellner, and the initial Independent Designee will be Charlie Oliver.  As long as each of Altira, NGEN and Robeco beneficially owns any shares of Preferred Stock, the Company shall invite one representative of each of Altira, NGEN and Robeco to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that such representative shall agree to keep such information confidential and not to disclose it to any third party other than such representative’s partners and advisors (provided that such parties are also subject to a duty of confidentiality to Company with respect to information disclosed at the meetings of the Board).  In addition, as long as each of Shiva Subramanya (“Subramanya”) and Staffan Akerstrom (“Akerstrom”) are currently employed by the Company and each owns at least 1.0% of the outstanding shares of capital stock of the Company on a fully diluted basis, the Company shall invite Subramanya and Akerstrom to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that such representative shall agree to keep such information confidential and not to disclose it to any third party other than such representative’s partners and advisors (provided that such parties are also subject to a duty of confidentiality to Company with respect to information disclosed at the meetings of the Board).

2.4            Changes in Board Designees.  From time to time during the term of this Agreement, the shareholders or persons entitled to designate a director pursuant to Section 2.2 (each a “Designator” and collectively, the “Designators”) may, in their sole discretion, as applicable:

(a)           elect to remove from the Board any incumbent Board designee who occupies a Board seat for which such Designator or Designators are entitled to designate the Board designee under Section 2.2, provided, however, that in the event the Company’s then-current Chief Executive Officer ceases to be employed by the Company, he or she may be removed from the Board by the vote of a majority of the remaining directors; and/or

(b)           designate a new Board designee for election to a Board seat for which such Designator or Designators are entitled to designate the Board designee under Section 2.2 (whether to replace a prior Board designee or to fill a vacancy in such Board seat due to death, termination, removal or resignation); provided such removal and/or designation of a Board designee is approved in a writing signed by Designators who are entitled to designate such Board designee under Section 2.2, in which case such election to remove a Board designee and/or elect a new Board designee will be binding on all such Designators.  In the event of such a removal and/or designation of a Board designee under this Section 2.4, the Holders shall vote their shares of the Company Stock as provided in Section 2.2 to cause:  (a) the removal from the Board of the Board designee or designees so designated for removal by the appropriate Designators or Designators; and (b) the election to the Board of any new Board designee or designees so designated for election to the Board by the appropriate Designator or Designators.

2.5            Notice; Covenant to Vote in Accord.  The Company shall promptly give each of the Holders written notice of any change in composition of the Board and of any proposal by a Designator or Designators to remove or elect a new Board designee as described in this Section 2 above.  In any election of directors pursuant to this Section 2, the Holders shall vote their shares of Company Stock in a manner sufficient to elect to the Board the individuals to be elected thereto as provided in this Section 2.

2.6            Grant of Proxy.  Upon the failure of any party to vote their Company Stock in accordance with the terms of this Agreement within five (5) days of the Company’s or any other party’s written request for such party’s written consent or signature, such party hereby grants to the Company’s Secretary a proxy coupled with an interest in all Company Stock owned by such party, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 2.6 is amended to remove such grant of proxy in accordance with Section 7.12 hereof, to vote all such Company Stock in the manner provided in Section 2 hereof and to execute all appropriate instruments consistent with this Agreement.  The proxy given with respect hereto, so long as any party hereto is an individual, will surivive the death, incompetency and disability of such party or any other individual holder of shares of Company Stock and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any shares of Company Stock of each Holder.

2.7           Section 706.  The Holders and the Company intend this Section 2 to constitute an enforceable voting agreement under Section 706 of the California Corporation Code.

3.           DRAG-ALONG RIGHTS

3.1            Definitions.  A “Sale of the Company” means (a) any merger, acquisition, reorganization or sale of voting control of the Company in which the Holders of the Company Stock immediately prior to the transaction do not own, in substantially equivalent proportions as before, a majority of the outstanding shares of the surviving entity (a “Sale of Voting Control Transaction”) or (b) a transaction that qualifies as a “Deemed Liquidation” as defined in the Company’s Amended and Restated Articles of Incorporation as in effect on the date hereof and as may be amended from time to time (the “Restated Articles”).  “Qualified IPO” shall have the meaning set forth in the Restated Articles.

3.2            Actions to be Taken Upon Approval of a Sale of the Company.  After the date that is five (5) years after the Effective Date, in the event that the holders of at least sixty-six and two-thirds percent (66 2/3%) (or such higher percentage as set forth in the protective provisions in the Restated Articles, as such provisions may be amended from time to time) of the outstanding shares of Preferred Stock (considered as a single class voting on an as-converted to Common Stock basis) (the “Selling Investors”) and a majority of the members of the Board, approve a Sale of the Company in writing, specifying that this Section 3 shall apply to such transaction, then each Shareholder hereby agrees:

(a)           if such transaction requires shareholder approval, with respect to all Company Stock that such Shareholder owns or over which such Shareholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all such Company Stock in favor of, and adopt, such Sale of the Company and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company;

(b)           if such transaction involves the sale of Company Stock, to sell the same proportion of shares of Company Stock beneficially held by such Shareholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their shares, and, except as permitted in Section 3.3 below, on the same terms and conditions as the Selling Investors;

(c)           to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 3, including without limitation tendering all shares of Company Stock held by each such Shareholders (or as to which such Shareholder has power of disposition) which are the subject of the Sale of the Company in accordance with the terms of the Sale of the Company, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d)           not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Company Stock owned by such party or Affiliate in a voting trust or subject any Company Stock to any arrangement or agreement with respect to the voting of such Company Stock, unless specifically requested to do so by the acquiror in connection with the Sale of the Company; and

(e)           to refrain from exercising any dissenters’ rights, preemptive rights or rights of appraisal or similar rights under applicable law at any time with respect to such Sale of the Company.

3.3            Exceptions.  Notwithstanding the foregoing, a Shareholder will not be required to comply with Section 3.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a)           each Holder shall be required to make substantially the same representations, warranties and covenants and shall have substantially the same indemnification obligations, if any, and any such representations, warranties, covenants or indemnification obligations shall be customary;

(b)           the liability for indemnification, if any, of such Shareholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other Person, and is pro rata in accordance with such Shareholder’s relative ownership of the Company Stock;

(c)           upon the consummation of the Proposed Sale, (i) each holder of each series of the Company’s Preferred Stock and each holder of the Company’s Common Stock will receive the same form of consideration for their shares of Common Stock and Preferred Stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock, and (iv) unless the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Preferred Stock then outstanding (voting together as a single class on an as-converted basis) elect otherwise, if the Proposed Sale is a Deemed Liquidation, then the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation in accordance with the Restated Articles in effect immediately prior to the Proposed Sale; and

(d)           subject to clause (c) above, requiring the same form of consideration to be received by the holders of the Company’s Common Stock and Preferred Stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all Holders of such capital stock will be given the same option.

3.4            Restrictions on Sales of Voting Control Transactions.  Unless the holders of at least sixty-six and two-thirds percent (66 2/3%) of Preferred Stock (voting together as a single class on an as-converted basis) elect otherwise, no Shareholder shall be a party to any Sale of Voting Control Transaction unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Restated Articles in effect immediately prior to the Sale of Voting Control Transaction (as if such transaction were a Deemed Liquidation).

3.5            Actions to be Taken Upon a Qualified IPO.  In the event that the Selling Investors and a majority of the members of the Board approve a Qualified IPO in writing, specifying that this Section 3 shall apply to such transaction, then each Shareholder hereby agrees to consent to and raise no objection against the Qualified IPO, and use its best efforts to execute and deliver all related documentation and take such other action in support of the Qualified IPO as shall reasonably be requested by the Company and/or the Selling Investors.

3.6            Binding Effect on Future Holders of Common Stock.  In furtherance of the obligations set forth in this Section 3, the Company shall take all necessary steps to ensure that each future holder of Common Stock, and/or options therefore, representing at the time of issuance or grant one percent (1%) or more of the Company’s outstanding capital stock calculated on a fully-diluted basis (in the manner set forth in Section 3 of that Investors’ Rights Agreement of even date) shall execute a counterpart signature page to this Agreement and agree to be bound by the provisions of this Section 3.

4.           TRANSFEREES; LEGENDS ON CERTIFICATES.

4.1            Effect on Transferees.  Each and every transferee or assignee of any shares of Company Stock from any Holder shall be bound by and subject to the terms and conditions of this Agreement that are applicable to the transferor or assignor of such shares, and the Company shall require, as a condition precedent to the transfer of any Company Stock subject to this Agreement, that the transferee agrees in writing to be bound by, and subject to, all the terms and conditions of this Agreement.  To ensure compliance with the restrictions referred to herein, each Holder purporting to transfer or assign any shares of Company Stock agrees that the Company may issue appropriate “stop-transfer” instructions.  The Company shall not (a) permit any transfer on its books of any of its shares which shall have been transferred in violation of any of the provisions set forth in this Agreement or (b) treat as owner of such shares or accord the right to vote as owner or pay dividends to any transferee to whom such shares shall have been transferred in violation of any of the provisions set forth in this Agreement.  Upon effectiveness of a transfer or assignment in compliance with this Section 4, Exhibit A or B, as applicable, of this Agreement shall be automatically amended so that such transferee or assignee’s name is listed on Exhibit A or B and such transferee or assignee becomes a Holder hereunder.

4.2            Legend.  The Holders agree that all Company share certificates now or hereafter held by them that represent Company Stock subject to this Agreement will be stamped or otherwise imprinted with a legend to read as follows:

“THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AGREEMENTS AND RESTRICTIONS WITH REGARD TO THE VOTING OF SUCH SHARES AND THEIR TRANSFER, AS PROVIDED IN THE PROVISIONS OF A VOTING AGREEMENT, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE CORPORATION.”

5.           ENFORCEMENT OF AGREEMENT.  Each of the Holders acknowledge and agree that any breach by any of them of this Agreement shall cause the other Holders irreparable harm which may not be adequately compensable by money damages.  Accordingly, in the event of a breach or threatened breach by a Holder of any provision of this Agreement, the Company and each other Holder shall each be entitled to seek the remedies of specific performance, injunction or other preliminary or equitable relief, including the right to compel any such breaching Holder, as appropriate, to vote such Holder’s shares of capital stock of the Company in accordance with the provisions of this Agreement, without having to prove irreparable harm or actual damages.  The foregoing right shall be in addition to such other rights or remedies as may be available to the Company or any Holder for any such breach or threatened breach, including but not limited to the recovery of money damages.

6.           TERM.  This Agreement shall commence on the Effective Date and shall terminate upon the first to occur of the following:

(a)           A termination effected in accordance with the provisions of Section 7.12;

(b)           Immediately prior to the consummation of a Qualified IPO; or

(c)           Upon the consummation of a Deemed Liquidation Event in connection with which all proceeds received by the Holders are cash and/or publicly-traded securities.

7.           GENERAL PROVISIONS.

7.1            Notices.  Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following:  (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.  All notices for delivery outside the United States will be sent by facsimile or by express courier.  Notices by facsimile shall be machine verified as received.  All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(a)           if to any Investor, at such Investor’s address or facsimile number set forth on Exhibit A hereto; or as shown in the Company’s records, as such records may be updated in accordance with the provisions hereof, with a copy to John A. Eckstein, Esq., Fairfield and Woods P.C., 1700 Lincoln Street, Suite 2400, Denver, Colorado, 80203-4524, Facsimile 303-830-1033.

(b)           if to the Company, marked: “Attention:  Jay Zoellner, Chief Executive Officer” and should be delivered to 150 Paularino Avenue A120, Costa Mesa CA 92626, Facsimile: 714-957-1093, with a copy to Stephanie Brecher, Esq., Sheppard Mullin Richter & Hampton, 650 Town Center Drive, 4th Floor, Costa Mesa, CA 92626, Facsimile: 714-428-5992.

(c)           if to a Shareholder, at such Shareholder’s address or facsimile number set forth on Exhibit B hereto.

7.2            Entire Agreement.  This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

7.3            Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

7.4            Severability.  If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto.  If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.  Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

7.5            Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

7.6            Successors And Assigns.  Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.  In furtherance and not in limitation of the foregoing, the rights of any Investor contained in this Agreement may be transferred or assigned by such Investor to a transferee or assignee of Company Stock that is an “Affiliate” of such Investor (as such term is defined under Rule 144 as promulgated by the Securities Act), which acquires not less than ten percent (10%) shares of Company Stock then held by such Investor (as adjusted for stock splits, stock dividends, recapitalizations and the like); provided, however, that (i) the transferor shall, within reasonable time after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such transfer or assignment is being made and (ii) such transfer shall comply with the terms of Section 4.1 hereof.

7.7            Titles and Headings.  The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.  Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

7.8            Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or email with scanned attachment), each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

7.9            Arbitration.  Any dispute, claim, question, or disagreement involving the interpretation or enforcement of any provision of this Agreement or breach hereof or otherwise arising under or in connection with this Agreement shall be submitted to binding arbitration in Orange County, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (expedited procedures) then in effect.  There shall be three (3) arbitrators, all of whom shall be neutral, and at least one (1) of whom shall be an attorney licensed to practice law in the State of California for at lease ten (10) years.  The arbitrators shall have the authority to exclude evidence found to be irrelevant, redundant, or prejudicial beyond its probative value, and are instructed to exercise that authority consistently with reasonably expediting the proceeding.  The arbitrators may order specific performance, preliminary and final injunctive relief, and other equitable relief.  The arbitrators may make awards to the substantially prevailing party in their discretion and all fees, costs, and expenses of enforcing any right of such substantially prevailing party under or with respect to this Agreement, including, without limitation, the reasonable fees and expenses of attorneys and accountants.  The award or order of the arbitrators may be entered and enforced in any court of competent jurisdiction.  The arbitration hearing shall begin no more than 90 days after the arbitrators are selected and shall be closed no more than 60 days thereafter, unless such time periods are extended or waived by the parties.  The arbitrators’ award shall be issued within 30 days after the hearing is closed.

7.10            Injunctive Relief.  The Parties agree that damages cannot reasonably compensate the Parties in the event of a violation of the covenants and restrictions in this Agreement and that it may be difficult to ascertain the damages which would be suffered by the Parties in such cases.  Accordingly, the Parties hereby agree and consent that, in the event of any such actual or threatened breach or violation, notwithstanding Section 7.9, any party may obtain injunctive relief in order to prevent the potential or continuing violation of the terms of this Agreement from any court of competent jurisdiction located in Orange County, California; provided, however, that any determination of the fair market value of securities shall be made by binding arbitration in accordance with the provisions of Section 7.9 above, and such arbitration may proceed concurrently with any action for injunctive relief.  The award of permanent or temporary injunctive relief shall in no way limit any other remedies to which a party may be entitled as a result of any such breach.

7.11            Further Assurances; Enforcement.  The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.  Each of the Holders and the Company agree not to vote any Company Stock, or to take any other actions, that would in any manner defeat, impair, be inconsistent with or adversely affect the stated intentions of the parties under Sections 2 and 3 of this Agreement; provided, however, that the Company shall have no obligation to enforce any right among the Holders in this Agreement, to arbitrate any dispute or to reject any vote of any party otherwise in accordance with applicable corporate law, absent a court order to do so.

7.12            Amendment and Waivers.  This Agreement may be amended only by a written agreement executed by (i) the Company; (ii) the holders of at least sixty-six and two thirds percent (66 2/3%) of the Preferred Stock (voting together as a single class on an as-converted basis) and (iii) the holders of at least a majority of the Common Stock; provided, however, that no amendment or waiver shall be made that treats one Investor in a materially adverse manner that is different from any other Investor without the written consent of such adversely affected Investor.  Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.  No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

7.13            No Liability for Election of Recommended Directors.  Neither the Company, any Shareholder, any Investor, nor any officer, director, shareholder, partner, member, affiliate, employee or agent of any such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

7.14            No Impairment.  The Company shall not take, or fail to take, any action, or avoid or seek to avoid the observance or performance of any of the terms of this Agreement to be observed or performed hereunder, and will at all times in good faith assist in the carrying out of all the provisions of this Agreement and in the taking of all action as may be necessary or appropriate in order to protect the rights of the Holders hereunder.

[Signature Pages Follow]

In Witness Whereof, the parties have executed this Amended and Restated Voting Agreement as of the date first written above.

COMPANY:

ENERGY AND POWER SOLUTIONS, INC.

By:          /s/ Jay Zoellner
Name: Jay Zoellner
Title: President and CEO

[Signature Page to Amended and Restated Voting Agreement]

In Witness Whereof, the parties have executed this Amended and Restated Voting Agreement as of the date first written above.

INVESTORS:

ALTIRA TECHNOLOGY FUND V L.P.

By:         Altira Management V LLC
Its General Partner

By:         Altira Group V LLC
Its Sole Managing Member

By: /s/ James R. Newell
Jim Newell
Managing Member

[Signature Page to Amended and Restated Voting Agreement]

In Witness Whereof, the parties have executed this Amended and Restated Voting Agreement as of the date first written above.

INVESTORS:

NGEN II, L.P.

By:          NGEN Partners II, LLC
Its General Partner

By: /s/ Steven Parry
Steven Parry
Managing Member

[Signature Page to Amended and Restated Voting Agreement]

In Witness Whereof, the parties have executed this Amended and Restated Voting Agreement as of the date first written above.

INVESTORS:

THE ENVIRONMENT AGENCY ACTIVE
PENSION FUND

By: The Environment Agency,
its Administrative Authority

By: Robeco Institutional Asset Management B.V.),
its Authorized Agent

By: /s/ J. G. van der Boon
Name: J. G. van der Boon
Title:

By: /s/ A. J. C. van den Ouweland
Name: /s/ A. J. C. van den Ouweland
Title:

STICHTING CUSTODY ROBECO MASTER
CLEAN TECH II (EUR)

By: /s/ J. G. van der Boon
Name: J. G. van der Boon
Title:

By: /s/ A. J. C. van den Ouweland
Name: /s/ A. J. C. van den Ouweland
Title:

STICHTING CUSTODY ROBECO MASTER
CLEAN TECH (USD)

By: /s/ J. G. van der Boon
Name: J. G. van der Boon
Title:

By: /s/ A. J. C. van den Ouweland
Name: /s/ A. J. C. van den Ouweland
Title:

[Signature Page to Amended and Restated Voting Agreement]

In Witness Whereof, the parties have executed this Amended and Restated Voting Agreement as of the date first written above.

COMMON SHAREHOLDERS:

/s/ Jay Zoellner
JAY ZOELLNER

/s/ Shiva Subramanya
SHIVA SUBRAMANYA

/s/ Staffan Akerstrom
STAFFAN AKERSTROM

/s/ George Botich
GEORGE BOTICH

/s/ Charles Allured
CHARLES ALLURED

[Signature Page to Amended and Restated Voting Agreement]

EXHIBIT A

INVESTORS

Investor	Series A Preferred Stock	Series B Preferred Stock
ALTIRA TECHNOLOGY FUND V L.P.	__	5,813,953
NGEN II, L.P. 1114 State Street, Suite 247 Santa Barbara, CA 93101 Attn.: Steve Parry Fax: (805) 564-1669	2,574,456	5,963,921
THE ENVIRONMENT AGENCY ACTIVE PENSION FUND c/o Private Equity Team Robeco Alternative Investments Coolsingel 120 3011 AG Rotterdam The Netherlands Attn: Rhea J. Hamilton Fax: +31 (0)10 224 2181	514,891	1,192,434
STICHTING CUSTODY ROBECO MASTER CLEAN TECH (EUR) c/o Private Equity Team Robeco Alternative Investments Coolsingel 120 3011 AG Rotterdam The Netherlands Attn: Rhea J. Hamilton Fax: +31 (0)10 224 2181	1,312,972	3,041,357
STICHTING CUSTODY ROBECO MASTER CLEAN TECH (USD) c/o Private Equity Team Robeco Alternative Investments Coolsingel 120 3011 AG Rotterdam The Netherlands Attn: Rhea J. Hamilton Fax: +31 (0)10 224 2181	746,593	1,729,399
TOTAL:	5,148,912	17,741,062

EXHIBIT B

SHAREHOLDERS

Name and Address and Fax Number	Number of Shares of Common Stock
Jay Zoellner	1,480,000
Shiva Subramanya	1,200,000
Staffan Akerstrom	1,120,000
Charles Allured	210,000
George Botich	200,000